Exhibit 99.1
FOR IMMEDIATE RELEASE: May 10, 2011

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

POWHATAN, VA – May 10, 2011 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that the “Pre-tax, pre-provision” earnings for the quarter ended March 31, 2011, was $757.4 thousand compared to a pre-tax, pre-provision earnings of $386.9 thousand for the quarter ended March 31, 2010. “Pre-tax, pre-provision earnings” represents a non-GAAP measure determined by taking income before income taxes and adding back loan loss provision. Pre-tax, pre-provision earnings is evidence that the basic earning engine of the bank is functioning as it should and producing profits.

The Company recorded net income of $257.4 thousand for the first quarter 2011, and after the effect of unpaid dividends of $160.6 thousand on preferred stock, net income available to common shareholders totaled $96.8 thousand or $0.04 per basic and diluted share.  This compares to first quarter 2010 net income of $87.1 thousand, and after the effect of dividends of $160.6 thousand on preferred stock, a net loss available to common shareholders of $73.5 thousand or $(0.03) per basic and diluted share.

Herb Marth, President and Chief Executive Officer of Central Virginia Bank commented that “Our first quarter results reflect our continued focus on improving asset quality, reducing overhead expenses and building solid core earnings.  We were also able to harvest gains within our investment portfolio, while reducing our risk within the portfolio. We continue to be encouraged by signs of improvement in the national economy, and remain focused on strengthening our balance sheet while laying a strong foundation for the future.”

Balance Sheet
The Company has successfully continued its efforts to strategically restructure its balance sheet, thereby improving its regulatory risk adjusted capital position. Average total assets were $403.8 million for the first quarter 2011, a decline of $66.9 million or 14.2 percent compared to $470.7 million for the first quarter 2010.

The following table provides information regarding the changes in the Company’s average balances:

Dollars in 000’s	Average Balances for the Three Months Ended
	March 31, 2011	March 31, 2010	Percent Change

Investment securities	$92,083	$130,084	(29.2)%
Loans(1)	257,060	292,117	(12.0)%
Federal funds sold	26,902	15,437	74.3%
Average earning assets	376,045	437,638	(14.1)%
Average assets	403,778	470,683	(14.2)%
Interest bearing deposits (2)	122,854	119,805	2.6%
Certificate of deposits	181,523	225,984	(19.7)%
Non-interest bearing deposits	36,420	35,901	1.4%
Borrowings	47,967	60,037	(20.1)%
Shareholders’ equity	11,156	27,286	(59.1)%
(1)	Average loans include unearned income of $160 thousand for March 31, 2011 and $22 thousand for March 31, 2010.
(2)	Interest bearing deposits consist of interest checking, money market and savings account.

Net Interest Income
The fully tax equivalent net interest income for the first quarter 2011 was $2.9 million compared to $3.2 million for the first quarter 2010. The decline in net interest income was due to the decline of average earning assets, offset by the continuing low interest rate environment which favorably affects our cost of deposits. Net interest margin for the first quarter 2011 was 3.07 percent, compared to 2.90 percent for the first quarter 2010. Interest income for the first quarter 2011 was $4.6 million compared to $5.7 million for the first quarter 2010, a decline of 18.9 percent.  Interest expense for the first quarter 2011 was $1.7 million compared to $2.5 million for the first quarter 2010, a decline of 31.0 percent.  The decline in interest income was due primarily to the average earning assets decline of $61.6 million, which was driven by sales and calls of the investment securities, along with an ongoing decline of the loan portfolio.  The decline in interest expense was due to the lower interest rates on deposits, and the reduction of certificate of deposits by $44.5 million.

The following table provides the yield earned on average earning assets (on a tax equivalent basis), rates on average interest bearing liabilities, and net interest margin:

Dollars in 000’s	For the Three Months Ended
	March 31, 2011		March 31, 2010
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans(2)	$3,712	5.78%	$4,187	5.73%
Investment securities(2)	911	3.96%	1,517	4.66%
Fed funds sold	13	0.20%	8	0.22%
Total	4,636	4.93%	5,712	5.22%
Interest Expense:
Interest bearing deposits	$217	0.71%	$337	1.13%
Certificate of deposits	1,077	2.37%	1,736	3.07%
Borrowings	456	3.80%	462	3.08%
Total	1,750	1.99%	2,535	2.50%

Net interest spread	$2,886	2.94%	$3,178	2.72%

Net interest margin(3)	3.07%		2.90%
(1)	Yield percentages are annualized
(2)	Tax exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34% and totaled $44 thousand for March 31, 2011 and $74 thousand for March 31, 2010.
(3)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Non-interest income
Total non-interest income for the first quarter 2011 was $993.6 thousand, an increase of $102.5 thousand or 11.5% compared to $891.1 thousand for the first quarter 2010. The increase is due principally to the following:

•	Gain on sales of securities was $211 thousand for the first quarter 2011, an increase of $170.1 thousand compared to the first quarter 2010.
•	Investment and insurance commissions was $89.1 thousand for the first quarter 2011, an increase of $75.7 thousand compared to the first quarter 2010.

This improvement was offset by declines of $101.9 thousand and $22.3 thousand related to deposit fees and charges and gross mortgage loan sale commissions, respectively. Effective January 1, 2011, the Company ceased mortgage loan originations and anticipates mortgage loan sale commissions to be minimal in 2011. The Company continues to review all sources of non-interest income to determine if and where enhancements may be recognized in future periods.

Non-interest expense
Total non-interest expense for the first quarter 2011 was $3.1 million, a decrease of $529.6 thousand or 14.7% compared to $3.6 million for the first quarter 2010. The decrease is due primarily to the following:

•	Salaries and benefits were $1.3 million for the first quarter 2011, a decrease of $188.2 thousand compared to the first quarter 2010.
•
Other-Than-Temporary Impairment (“OTTI”) was $12.6 thousand, based on the independent valuations obtained for the first quarter of 2011, and represents a decrease of $63.7 thousand compared to the first quarter 2010.

•	There was no OREO provision required for the first quarter 2011, a decrease of $409.9 thousand compared to the first quarter 2010.

The Company continues to manage all expense categories to identify opportunities where savings may be recognized. Reducing expenses will improve current and benefit future periods and is consistent with the goal of improving the efficiency ratio.

Asset Quality
Total non-performing assets at the end of the first quarter were $40.9 million, a decrease of $2.8 million compared to $43.7 million at December 31, 2010 and an increase of $9.8 million compared to $31.2 million at March 31, 2010. The change from year-end to March 31, 2011 resulted from a decrease in loans on a non-accrual basis. The Company continues to focus on managing the loan portfolio and non-performing assets.  The reserve for loan losses was $10.2 million or 4.09 percent of loans at March 31, 2011, compared to $10.5 million or 4.03 percent of loans at December 31, 2010 and $10.5 million or 3.63 percent of loans at March 31, 2010.

At the end of the first quarter 2011, the Bank remains “well capitalized” with the tier 1 risk-based capital ratio and leverage ratio and “adequately capitalized” with the total risk based capital ratio.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 37 year old $400 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about our future capital raise.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:  Central Virginia Bankshares, Inc.
Website: www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Central Virginia Bankshares, Inc. 804-403-2116

SELECTED FINANCIAL DATA FOR CENTRAL VIRGINIA BANKSHARES, INC.
Dollars in 000’s, except per share data	Three Months Ended (unaudited)
	March 31, 2011	March 31, 2010

Net income	$257.4	$87.1
Net income (loss) available to common shareholders	96.8	(73.5)
Interest income & fees on loans	3,705	4,179
Interest income on investments	873	1,451
Interest income on fed funds sold	13	8
Interest expense on deposits	1,294	2,073
Interest expense on borrowings	456	462
Net interest income	2,841	3,103
Loan loss provision	500	315
Non-interest income	994	891
Non-interest expense	3,078	3,607
Period End Balances
Investment securities	$111,506	$118,782
Fed funds sold	7,737	18,312
Loans (net of unearned discount)	250,051	289,346
Allowance for loan and lease losses	10,232	10,493
Assets	404,394	471,074
Non-interest bearing deposits	36,089	35,899
Total deposits	341,743	380,924
Borrowings	46,908	58,331
Shareholders’ equity	12,423	27,973
Average shares outstanding – basic	2,623	2,619
Average shares outstanding – diluted	2,641	2,619
Asset Quality
Non-accrual loans	$28,011	$24,799
Loans past due 90 days	3	881
Loans restructured(1)	6,228	-
Other real estate owned	4,366	3,339
Other non-performing assets	2,330	2,165
Total non-performing assets	40,938	31,184
Charge-offs	806	647
Recoveries	14	11
Per Share Data & Ratios
Net income (loss) available to common shareholders-basic	$0.04	$(0.03)
Net income (loss) available to common shareholders-diluted	$0.04	$(0.03)
Book value per common share	$4.73	$10.67
Tangible common equity per common share	$0.34	$6.34
Return on average assets	0.26%	0.07%
Return on average equity	9.23%	1.28%
Efficiency ratio (2)	79.3%	88.7%
Average loans to average deposits	75.2%	76.3%
Allowance for loan and lease losses/Loans EOP	4.09%	3.63%
(1)Loans restructured, accruing and in compliance with modified terms
(2)Non-GAAP measure
Reconciliation of Pre-tax pre-provision income to Net income (loss)
Net income (loss)	$257.4	$87.1
Add: Tax Expense (benefit)	-	(15.3)
Add: Provision for loan losses	500.0	315.1
Pre-tax pre-provision income	$757.4	$386.9